Exhibit (m)(17)

SERVICE AGREEMENT

This Service Agreement (“Agreement”) is made as of August 1, 2014 by and between GMO Series Trust (“Company”), a Massachusetts business trust, located at 40 Rowes Wharf, Boston, MA 021110, and VALIC Retirement Services Company (“VRSCO” or “Service Provider”), a Texas corporation, located at 2919 Allen Parkway, Houston, Texas 77019.

Whereas, Company is an investment company with multiple series (each a “Fund” and together, the “Funds”) listed on Schedule D hereto, each of which is registered with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”);

Whereas, Service Provider is a registered transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and provides administrative and other recordkeeping services for employee benefit plans and their participants (“Clients”); and

Whereas, Company desires that Service Provider serve as agent to the Funds to facilitate the purchase and redemption of shares (“Shares”) of the Funds and provide Services to those Clients who maintain an interest in one or more accounts (“Accounts”) with the Funds in the name of the Service Provider or an affiliate.

Now, therefore, in consideration of the premises and mutual covenants hereinafter contained, the parties (“Parties”) hereto hereby agree as follows:

1. Account Opening. Service Provider or its agent may open one or more Accounts per Fund by completing and submitting the appropriate application form, using the National Securities Clearing Corporation’s (“NSCC”) new account set-up automated transmission, or using such other means as the Parties may agree upon from time to time.

2. Performance of Services. Service Provider agrees to perform Services (the “Services”) such as those specified in Schedule A hereto.

3. Pricing Information. Each Fund or its designee will furnish Service Provider or its designated agent, on each business day that the New York Stock Exchange is open for business (“Business Day”), with (i) net asset value information as of the close of regular trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or as at such earlier times at which a Fund’s net asset value is calculated as specified in such Fund’s then-current prospectus and statement of additional information (“Close of Trading”); (ii) dividend and capital gains information as it becomes available; and (iii) in the case of money market or income Funds, the daily accrual for interest rate factor (mil rate). The Funds shall use reasonable efforts to provide such information to Service Provider no later than 7:00 p.m. Eastern Time on the same Business Day. Pricing information shall be transmitted to Service Provider in the manner agreed upon by the Funds and Service Provider (e.g., by facsimile transmission or electronic transmission).

In the event that an adjustment is required in accordance with a Fund’s then current policies on reimbursement to correct any error in the computation of the net asset value of Shares (a “Pricing Error”), the Company, the Fund or a Fund agent shall notify the Service provider as soon as practicable after learning of the Pricing Error. Notice shall state for each day for which a Pricing Error occurred, the incorrect price, the correct price and, to the extent communicated to the Fund’s other shareholders, the reason for the price change. If the Company in its sole discretion determines that a Pricing Error requires NAV reprocessing, and the result is that a Client receives less than the amount to which it would otherwise have been entitled, the company, the Fund or Fund agent shall make all necessary adjustments, subject to the Fund’s then current policies on reimbursement, so that such Client received the amount to which it would have been entitled. If the Company in its sole discretion determines that a Pricing Error requires NAV reprocessing, and the result is that a customer received more than the amount to which it would otherwise have been entitled, Service Provider agrees to use its best efforts to collect such excess amounts from the affected Clients. If after such efforts Service Provider is not able to recover all of such overpayment, Service Provider will cooperate with the Company or the relevant Fund to recover any portion of the overpayment, including providing the Company or a Fund with information reasonably available to Service Provider as to the identity of the Client(s) from whom such remainder has not been recovered. If the error is of such a material nature in terms of the number of funds or the dates covered and/or the length of time between the occurrence of the error and the communication of the error to Service Provider that the automated processes available to the Service Provider cannot be used to correct the error, then the Fund or its designee shall reimburse the Service Provider for all such reasonable costs of manually reprocessing Client accounts (such as preparing and mailing revised statements). Service Provider will provide an invoice or other statement document such costs in reasonable detail.

4. Orders and Settlement. Upon the receipt of instructions from Clients or the Clients’ investment managers (“Instructions”), Service Provider or its agent will transmit to Company or its designee, orders to purchase or redeem Shares for specified Accounts on the basis of those instructions (“Orders”). Subject to Service Provider’s compliance with the foregoing, Service Provider will be considered a limited purpose agent for the Funds for the sole and limited purpose of receiving Share purchase and redemption instructions. Service Provider will use reasonable efforts to provide 24-hour advance notice for any transactions that exceed $1mm, if Service Provider is aware of such transaction(s).

(a) NSCC Trading. The Parties each represent that it is a member of or otherwise has access to the NSCC and agree that the terms and conditions of NSCC membership shall be incorporated into this Agreement. The Parties shall act according to their duties as NSCC members and the procedures established by the NSCC, specifically with respect to the transmission and acceptance of electronic Orders for the purchase and redemption of Shares of the Funds through the NSCC’s Defined Contribution Clearance and Settlement (“DCC&S”) Networking system. Service Provider shall communicate Orders through the DCC&S Networking system to Company in cycle 7, currently 6:00 a.m. Eastern Time. Any transmission by Service Provider of Orders at a particular Business Day’s net asset value will constitute a representation and warranty by Service Provider that such order reflects only bona fide

Instructions received by Service Provider prior to the Close of Trading on that Business Day. Instructions received in proper form by Service Provider after the Close of Trading on any given Business Day shall be processed on the next Business Day at that next Business Day’s net asset value. Close of Trading shall be defined as close of regular trading on the NYSE (generally 4:00 p.m. Eastern Time) Transactions submitted by the Service Provider shall be for prior Business Day instructions only.

(b) Manual Trading. In the event that NSCC systems are not functioning on a given Business Day, Service Provider or its agent shall, via facsimile or other means as the Parties may agree, send Orders to Company or its designee for receipt by Company by a time no later than 8:30 a.m. (Eastern Time) on each next following Business Day; provided, however, that such Orders will be recognized as having been received on behalf of the Funds by Service Provider as agent for the Funds prior to the Close of Trading on such previous Business Day; provided further, however, that Service Provider received the related Instructions prior to the Close of Trading on the previous Business Day. For Orders sent electronically, Company, on behalf of the Funds, shall electronically send a confirmation to Service Provider of its receipt of the Orders as soon as practicable upon receipt thereof. For Orders sent via facsimile, Service Provider shall contact the Funds’ current transfer agent for confirmation of Company’s receipt of such Orders. Any transmission by Service Provider of Orders at a particular Business Day’s net asset value will constitute a representation and warranty by Service Provider that such order reflects only bona fide Instructions received by Service Provider prior to the Close of Trading on that Business Day. Instructions received in proper form by Service Provider after the Close of Trading on any given Business Day shall be processed on the next Business Day at that next Business Day’s net asset value.

(c) Settlement of Transactions. For any purchase of Shares processed through Fund/SERV, Service Provider will settle all trades on the same Business Day as the transmission of Instructions by Service Provider to Company in the manner provided by NSCC Fund/SERV Rules unless otherwise agreed to by the parties. For any redemption of Shares, the Company reserves the right to delay or postpone payment of redemption proceeds, to the extent permitted by the Investment Company Act of 1940, as amended.

(d) Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with each Fund’s then-current prospectus.

(e) Service Provider represents and warrants that it has and will maintain policies and procedures reasonably designed to detect and prevent market timing activities and agrees that it will apply its frequent trading policy described in Schedule B hereto to Clients, as such policy may be amended by Service Provider from time to time. Company shall be provided with copies of any such amendments.

5. Shareholder Information. Service Provider agrees to provide certain information to the Company, pursuant to Rule 22c-2 of the 1940 Act, in accordance with Schedule C hereto.

6. Account Information. The transfer agent of each Fund will provide to Service Provider shares outstanding for each Account on a daily basis through Fund/SERV.

7. Maintenance of Records. Each party shall create, maintain, and preserve those records required to be created, maintained, and preserved in connection with its respective activities hereunder. Records created by Service Provider in connection with its activities hereunder are the sole property of Service Provider; records created by Company with their respective activities hereunder are the sole property of Company. Each party shall cooperate reasonably with the others to make such records available, at the expense of the requesting party, to the others upon reasonable prior written notice and at reasonable times, subject to applicable confidentiality obligations.

8. Fund Documents. Company acknowledges and agrees that Service Provider is not responsible for any information contained in any Fund’s prospectus and statement of additional information (the “Registration Statement”), annual report, proxy statement, or item of advertising or marketing material prepared by Company which relates to any Fund.

9. Redemption Fees. For those Funds which assess a redemption fee to Clients, the parties hereto acknowledge that Service Provider will assess such fees from any underlying Client whose Shares are subject to the fee if Company, the Fund or its designee has provided reasonable notice to Service Provider of such redemption fee policy and a list of Funds, including ticker symbol, fee percentage and holding period. Also, Service Provider must receive reasonable notice of any changes to such policy and to the Fund list. The Service Provider shall remit the aggregate amount of such redemption fees to the affected Fund on a monthly basis, provided, however, that if the aggregate amount of such redemption fees to the affected Funds is less than $25.00 for a given month, Service Provider will not remit such amount to the affected Funds for such month, and, instead, will hold such amount until such month that redemption fees to the affected Funds total at least $25.00.

10. Fund Actions. Company agrees to promptly notify Service Provider in writing regarding Fund reorganizations or closures or any other Fund action that requires advance notice to Clients. Service Provider agrees to maintain Account records to limit the purchase of any such Fund on and after the effective date of such closing of a Fund.

11. Operation of Funds. In no way shall the provisions of this Agreement limit the authority of any Fund or Company to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its Shares. Each Fund reserves the right in its discretion, without notice, to suspend sales or withdraw the offering of Shares entirely.

12. Compliance with Laws; Representations with respect to the Funds. Each Party shall comply with all state, federal, and local laws, rules and regulations, to the extent they govern such Party’s performance of its duties and obligations hereunder. Service Provider shall provide information as may be reasonably requested by Company in order for Company to make relevant regulatory filings. Service Provider and its agents shall not make representations concerning a Fund or Shares except those contained in the then-current prospectus of such Fund, in current sales literature furnished by Company to Service Provider. If Service Provider creates any Company-specific sales literature, it will be submitted to Company for review in advance of any use.

13. Expenses. Each party shall bear the expenses associated with or incidental to the performance of its duties and obligations hereunder. However, non-routine materials such as prospectus supplements and proxy or information statement materials shall be printed and distributed at the expense of Company or its Funds, fund agent or an affiliate.

14. Relationship of Parties. Except to the limited extent provided in Section 4, it is understood and agreed that all Services performed hereunder by Service Provider shall be as an independent contractor and not as an employee or agent of Company or any of the Funds, and neither of the Parties shall hold itself out as an agent of any other Party with the authority to bind such Party.

15. Use of Names.

(a) Except as otherwise expressly provided for in this Agreement, Service Provider shall not use, nor shall it allow its employees or agents to use, Company’s or an affiliate’s name or logo, or any products or services sponsored, managed, advised, administered, or distributed by Company or any of its affiliates, for advertising, trade, or other commercial or noncommercial purposes without the express prior written consent of an authorized officer of Company.

(b) Except as otherwise expressly provided for in this Agreement, Company shall not use, nor shall it allow its employees or agents to use, the name or logo of Service Provider, any affiliate of Service Provider, or any products or services sponsored, managed, advised, administered, or distributed by Service Provider or any of its affiliates, for advertising, trade, or other commercial or noncommercial purposes without the express prior written consent of an authorized officer of Service Provider.

16. Confidentiality. In connection with the services to be provided hereunder, each Party may come into possession of non-public personal information regarding customers of the other (“Customer NPI”). Each Party hereby covenants that any Customer NPI which it receives from the other Party shall be subject to the following limitations and restrictions: (i) each Party may redisclose Customer NPI to its own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on the Parties under this Agreement; and (ii) each Party may redisclose and use Customer NPI only as necessary in the ordinary course of business for the sole purpose of providing the services identified in the Agreement, except as permitted under Regulation S-P and as required by any applicable federal or state law. Each Party represents and warrants that it has implemented, and shall continue to carry out for the term of the Agreement, policies and procedures reasonably designed to: (i) ensure the security and confidentiality of records and Customer NPI; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and Customer NPI; and (iii) protect against unauthorized access or use of such customer records or Customer NPI that could result in substantial harm or inconvenience to any customer.

17. Termination. This Agreement shall remain in effect until terminated as hereinafter provided. This Agreement may be terminated by any Party upon ninety (90) days advance written notice to the other Party or immediately upon written notice if the continued performance of this Agreement would violate any law, rule, regulation, order or decree.

18. Indemnification.

(a) Service Provider agrees to indemnify and hold harmless Company, the Funds, the Funds’ administrators, and each of their officers, directors, trustees, employees and agents (an “Indemnitee”) against any losses, claims, damages, liabilities or expenses to which an Indemnitee may become subject, including reasonable attorneys’ fees and expenses, insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon any action or failure to comply with the terms of this Agreement, resulting from (i) Service Provider’s negligence, willful misconduct or fraud in the performance of its duties and obligations under this Agreement; or (ii) Service Provider’s breach of any material provision of this Agreement.

(b) Company agrees to indemnify and hold harmless Service Provider, its affiliates and each of their officers, directors, employees and agents (an “Indemnitee”) against any losses, claims, damages, liabilities or expenses to which an Indemnitee may become subject, including reasonable attorneys fees and expenses, insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon any action or failure to comply with the terms of this Agreement, resulting from (i) Company’s negligence, willful misconduct or fraud in the performance of its duties and obligations under this Agreement, (ii) Company’s breach of any material provision of this Agreement, or (iii) any untrue statement or alleged untrue statement of any material fact contained in any Fund Registration Statement, or the omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) Promptly after receipt by any Indemnitee under this Section 18 of notice of the commencement of any action, the Indemnitee will, if a claim in respect thereof is to be made against the indemnitor, notify the indemnitor of the commencement thereof in accordance with the provisions of Section 18 hereof within 7 Business Days after the summons or other first legal process shall have been served, unless within such 7 Business Days the indemnitor shall have been served in the same action, in which case such notification may be given within 60 days, provided that the omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee under this Section 18 except to the extent that the indemnitor has been prejudiced in any material respect by such failure. The omission to so notify the indemnitor will not relieve it from any liability that it may have to any Indemnitee otherwise than under this Section 18. If any such action is brought against any Indemnitee and it notifies the indemnitor of the commencement thereof, the indemnitor will be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and the defendant or defendants in such action entitled to indemnification hereunder shall have the right to participate in the defense or preparation of the defense of any such action. In the event the indemnitor does elect to assume the defense of any such action, and to retain counsel of good standing, the defendant or defendants in such action shall bear the fees and expenses of any additional counsel retained by any of them; but in case the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named a defendant or defendants in such action for the fees and expenses of one single additional counsel agreed upon by them. If the indemnitor assumes the defense of any such action, the indemnitor shall not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s) in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent each indemnitee receives from such claimant an unconditional release from all liability in respect of such claim.

(d) Neither Party to this Agreement shall be liable to the other party hereunder for consequential, indirect, incidental, exemplary, special, or punitive damages arising out of any act or failure to act hereunder, even if it has been advised of the possibility of such damages.

19. Notice. Each notice required by this Agreement shall be given in writing and delivered personally, or by a nationally recognized overnight courier, or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

If to Service Provider, to:	If to the Company or any Fund, to:

VALIC Retirement Services Company

2929 Allen Parkway, L4-01

Houston, TX 77019

Attention: Mark Matthes

Fax No.: (713) 831-5011

Phone: (713) 831-3299

copy to:

VALIC Retirement Services Company

2929 Allen Parkway, L13-20

Houston, TX 77019

Attention: Thomas M. Ward

Fax No.: (713) 831-4124

Phone: (713) 831-5399

President GMO Series Trust 40 Rowes Wharf Boston, MA 02110 copy to: Mark Bykowski GMO Shareholder Services 40 Rowes Wharf Boston, MA 02110

A notice given pursuant to this Section 19 shall be deemed given immediately upon receipt.

20. Fees. In consideration for providing the Services under this Agreement, Company shall pay Service Provider the fees set forth in Schedule D attached hereto.

21. Representations, Warranties and Covenants.

(a) Each Party represents, warrants and covenants that: (i) it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity; (ii) it has full power and authority under applicable law and has taken all action necessary to enter into and perform this Agreement; and (iii) it shall comply with all applicable federal and state laws and regulations, including securities laws.

(b) Service Provider further represents, warrants and covenants that the financial arrangements provided for in this Agreement will be disclosed to the Clients.

(c) It is recognized that Company has certain obligations (including verifying the source of funds and identifying investors) under the USA Patriot Act and the Bank Secrecy Act, the rules and regulations adopted thereunder, Office of Foreign Assets Control regulations, rules of the Financial Industry Regulatory Authority. (“FINRA”) and other applicable anti-money laundering laws (collectively, the “Anti-Money Laundering Laws”). Upon request, Service Provider shall assist Company in monitoring transactions in accordance with the Anti-Money Laundering Laws. If necessary for Company’s compliance with the Anti-Money Laundering Laws, Service Provider shall, upon Company’s request and at Company’s expense, provide Company with documentation evidencing the identity of a Client or a Client’s plan participant who is the beneficial owner of Shares. Service Provider represents that it has an anti-money laundering program consisting of internal policies, procedures and controls reasonably designed to prevent it from being used for money laundering or financing of terrorist activities and to achieve compliance with the Anti-Money Laundering Laws. Service Provider further represents that it is obtaining necessary documentation and information from Clients or Plan participants as may be required under Section 326 of the USA Patriot Act, and verifying and screening the identity of each Client or Plan participant, if required, to ensure with reasonable certainty of such Client or Plan participant’s identity and source of funds (including OFAC screening of accounts and wire payments). Upon Company’s written request, Service Provider shall provide Company with a copy of Service Provider’s anti-money laundering policies, procedures and controls (or a summary thereof).

(d) Company further represents, warrants and covenants that: (i) this Agreement shall constitute a valid and binding obligation of Company and each Fund, separately and not jointly, enforceable against them in accordance with its terms; (ii) if it is required to be registered as a broker/dealer, it is and shall remain a broker/dealer registered with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act and a member in good standing of the FINRA; (iii) the Fund’s advisers are duly registered as an investment advisers under the 1940 Act or are exempt from the requirements of such registration, the Funds are duly registered as investment companies under the 1940 Act, and the Shares of the Funds are duly registered under the Securities Act of 1933, as amended (“Securities Act”); (iv) the Shares of each of the Funds are registered or otherwise qualified for sale to the public in all states of the United States except as may be disclosed in writing by Company to Service Provider on at least thirty days’ notice; (v) it and each of the Funds shall comply with any law or regulation of applicable regulatory authorities including, without limitation, the Securities Act, the Exchange Act , the 1940 Act and the rules and regulations thereunder, as well as the applicable Rules of Fair Practice of FINRA and the laws of the states and other jurisdictions in which such Funds are registered or otherwise qualified for sale to the public; and (vi) any advertising or sales literature that it provides to Service Provider with respect to the Funds shall have satisfied all requirements of law and regulation including, without limitation, any requirements of filing with the SEC, FINRA or other entity.

(e) EXCEPT FOR THE EXPRESS WARRANTIES OF SERVICE PROVIDER SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

22. Force Majeure. Notwithstanding anything herein to the contrary, neither Party hereto shall be liable to the other Party hereto for any delay or failure to perform any of its obligations hereunder due to causes beyond its reasonable control, including, but not limited to, unauthorized access, war, natural disaster or exceptional conditions, interruption or disruption of normal telephone or other utility service, governmental restriction, or extraordinary trading volume or disruption orderly trading on any relevant exchange or market. Performance times shall be considered extended for a period of time equivalent to the time lost because of such delay. The party asserting a force majeure delay shall have the obligation to notify the other party promptly upon learning of the delay or the reasonable possibility of such a delay, and to use reasonable efforts to mitigate the effects of the delay.

23. Complete Agreement; Severability. This Agreement contains the full and complete understanding of the Parties and supersedes all prior representations, promises, statements, arrangements, warranties and understandings between the Parties with respect to the subject matter hereof, whether oral or written, express or implied. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

24. Modification and Waiver. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the Parties. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

25. Assignment. This Agreement may be assigned by either party without the consent of the other to a business operations’ successor (by sale, merger, spinoff, reorganization or otherwise). This Agreement may be assigned by the Service Provider to an affiliate without the consent of any other party hereto.

26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

27. Survival. The provisions of Sections 7, 15, 16 and 18 shall survive termination of this Agreement.

28. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Texas.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year set forth above.

VALIC RETIREMENT SERVICES COMPANY

By:	/s/ Thomas M. Ward
Name:	Thomas M. Ward
Title:	Vice President

VALIC FINANCIAL ADVISORS, INC.

By:	/s/ Thomas M. Ward
Name:	Thomas M. Ward
Title:	Vice President

GMO SERIES TRUST, on behalf of each of the Funds listed on Schedule D separately and not jointly.

By:	/s/ Jason Harrison
Name:	Jason Harrison
Title:	Vice President
Reviewed by: MSD

GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

SCHEDULE A

Service Provider or its agent shall perform the following services with respect to the Clients:

1. Maintain separate records for each Client to reflect Shares purchased and redeemed, including the date and price for all transactions and Share balances.

2. Disburse or credit to the Clients and maintain records of all proceeds of redemptions of Shares and all other distributions.

3. Prepare and transmit to the Clients periodic account statements showing the total number of Shares owned by each Client as of the statement closing date, purchases and redemptions of Shares by the Client during the period covered by the statement and the dividends and other distributions paid to the plan during the statement period.

4. Transmit to the Client or the plan sponsor prospectuses, reports and other information provided by Company and required by a Fund to be provided to shareholders, provided, however, that upon notification of an upcoming proxy or information statement mailing (or the mailing of other non-routine materials, if requested), the Service Provider shall provide to the Fund’s print/mail vendor a list of Client addresses as of the requested record date (or other date, as applicable), for inclusion in the mailing. Unless otherwise provided in the plan document, Clients will be responsible for voting all proxies.

5. Transmit to the transfer agent of each Fund purchase orders and redemption requests placed by the Clients in accordance with the terms of this Agreement.

6. Maintain all account balance information for the Clients and daily and monthly purchase summaries expressed in Shares and dollar amounts.

7. Settle purchase orders and redemption requests for Shares placed by the Service Provider on behalf of the Clients in accordance with the terms of this Agreement.

8. Respond to inquiries from Clients and plan sponsors.

9. Comply in all respects with any and all applicable obligations relating to withholding pursuant to the Internal Revenue Code of 1986, as amended, and be responsible for all such tax matters with respect to services it provides to Clients.

SCHEDULE B

Investor Trading Policy

VALIC has a policy to discourage excessive trading and market timing. Our investment options are not designed to accommodate short-term trading or “market timing” organizations, or individuals engaged in certain trading strategies, such as programmed transfers, frequent transfers, or transfers that are large in relation to the total assets of a mutual fund. These trading strategies may be disruptive to mutual funds by diluting the value of the fund shares, negatively affecting investment strategies and increasing portfolio turnover. Excessive trading also raises fund expenses, such as recordkeeping and transaction costs, and harms fund performance.

Accordingly, VALIC implemented certain policies and procedures intended to hinder short-term trading. If an investor sells fund shares valued at $5,000 or more, whether through an exchange, transfer, or any other redemption, the investor will not be able to make a purchase of $5,000 or more in that same fund for 30 calendar days.

This policy applies only to investor-initiated trades of $5,000 or more, and does not apply to the following:

•	Plan-level or employer-initiated transactions;

•	Purchase transactions involving transfers of assets or rollovers;

•	Retirement plan contributions, loans, and distributions (including hardship withdrawals);

•	Roth IRA conversions or IRA recharacterizations;

•	Systematic purchases or redemptions;

•	Systematic account rebalancing; or

•	Trades of less than $5,000.

As described in a fund’s prospectus or other disclosure documents, in addition to the above, fund purchases, transfers and other redemptions may be subject to other investor trading policies, including redemption fees, if applicable. Certain funds may set limits on transfers in and out of a fund within a set time period in addition to or in lieu of the policy above. Also, an employer’s benefit plan may limit an investor’s rights to transfer.

We intend to enforce these investor trading policies uniformly. We make no assurances, however, that all the risks associated with frequent trading will be completely eliminated by these policies and/or restrictions. If we are unable to detect or prevent market timing activity, the effect of such activity may result in additional transaction costs for the investment options and dilution of long-term performance returns. Thus, an investor’s account value may be lower due to the effect of the extra costs and resultant lower performance. We reserve the right to modify these policies at any time.

VALIC represents The Variable Annuity Life Insurance Company and its subsidiaries VALIC Financial Advisors, Inc. and VALIC Retirement Services Company.

Last updated: April 8, 2009

SCHEDULE C

1. Agreement to Provide Information. VALIC Retirement Services Company, as Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

1.1. Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

1.2. Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

1.3. Form and Timing of Response. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, but not later than five business days after the receipt of the request, the requested information specified in section 1. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in section 1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in section 1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name or behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

2. Limitations on Use of Information. Fund agrees not to use the information received pursuant to this agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

3. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received at such address that Intermediary may communicate in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number.

4. Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restrictions(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

5. Timing of Response. Intermediary agrees to execute instruction as soon as practicable, but not later than five business days after receipt of the instructions by the Intermediary.

6. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonable practicable, but not later than ten business days after the instructions have been executed.

7. Construction of the Agreement. To the extent the terms of this agreement conflict with the terms of any other agreement between the Parties, the terms of this agreement shall control.

8. Termination. This agreement will terminate upon the termination of the fund participation agreement or other applicable underlying agreement.

9. Definitions. As used in this agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term “Intermediary” shall mean (i) any broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; (ii) in the case of a participant-directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan’s participant records; and (ii) an insurance company separate account.

The term “Fund” shall mean an open-ended management investment company that is registered or required to register under section 8 of the Act and includes (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Act.

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Act that are held by the Intermediary.

The Term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term “written” includes electronic writings and facsimile transmissions.

SCHEDULE D

Service Fees

For the services discussed in the Agreement, Company shall pay to Service Provider, for each Fund, annual fees as shown below, computed daily and paid quarterly in arrears, equal to the percentage specified below applied to the average daily value of the total number of Shares of such Fund held in Accounts. Service Provider will contact Company if there is any discrepancy. Note that any Rule 12b-1 fees are to be paid to Service Provider’s affiliate, VALIC Financial Advisors, Inc. Company shall make payment within thirty (30) calendar days after the end of each quarter by wire transfer or check, at Service Provider’s election. For purposes of this Schedule, the average daily value of the Shares of each Fund will be based on the net asset value reported by Company to Service Provider.

FUND	Ticker	Share Class	CUSIP #	12b-1 Fee	Sub- TA	Total
GMO Benchmark Free Allocation Series Fund R6	GBMRX	R6	380131383	0.00	0.00	0.00
GMO Emerging Countries Series Fund R6	GECRX	R6	380131656	0.00	0.00	0.00
GMO Global Asset Allocation Series Fund R6	GATRX	R6	380131425	0.00	0.00	0.00
GMO Global Equity Allocation Series Fund R6	GGASX	R6	380131458	0.00	0.00	0.00
GMO International Equity Allocation Series Fund R5	GEAUX	R5	380131490	0.10	0.00	0.10
GMO International Equity Allocation Series Fund R6	GEARX	R6	380131482	0.00	0.00	0.00
GMO International Developed Equity Allocation Series Fund	GIDRX	R6	380131359	0.0	0.0	0.0